Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

October 11, 2010

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Premier International Hotel Group, Inc.
Reno, Nevada

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Form 10, General Form for Registration of Securities Pursuant to Section 12(b) or (g) of the Securities Exchange Act of 1934, filed by Premier International Hotel Group, Inc. of our report dated October 4, 2010, relating to the financial statements of Premier International Hotel Group, Inc., a Nevada Corporation, as of and for the period ending August 31, 2010.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC
Bingham Farms, Michigan